Exhibit 99.1

News Release

BPZ Energy Provides Fourth Quarter and Year Ended December 31, 2011

Financial and Operational Results

HOUSTON,TX — March 8, 2012 — BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today provided summary financial and operational results for the fourth quarter and full year ended December 31, 2011.

During 2011 and year-to-date, the Company:

•                  Installed reinjection equipment on the Albacora field platform

•                  Implemented gas cap reinjection at the Corvina field

•                  Started artificial lift programs in both offshore fields

•                  Began fabrication of the new Corvina CX-15 platform

•                  Completed seismic interpretation of new data at onshore Blocks XXII and XXIII

•                  Began acquisition of a 3-D seismic survey in offshore Block Z-1

•                  Launched the strategic partnering process on Block Z-1

•                  Obtained $115 million of financings

•                  Listed common shares on the Bolsa de Valores in Lima, and

•                  Continued the team transformation with appointment of a new Chief Financial Officer

Commenting on the results, President and CEO Manolo Zúñiga said, “In early 2011 we implemented five strategic initiatives to further strengthen the foundation of our Company.  These include completion of the permanent production facilities at Albacora, continued optimization of production at the Corvina and Albacora fields, developing 23 million barrels of Corvina proved undeveloped reserves from a new CX-15 platform, exploring onshore and offshore, and launching a partnering process to unlock asset value.

“I am pleased to report that we are progressing on all our initiatives.  At Albacora, reinjection equipment is now installed and tested.  Production continues at the field during the final permitting process which will allow commissioning of the equipment.  The Albacora A-14XD well production was successfully restored during January 2012.  Work continues to further optimize Albacora production, including the implementation of an artificial lift program.

“At Corvina, an expanded workover program to implement a gas cap reinjection program to correct steep production declines has yielded positive field performance results.  We are encouraged by this reservoir management initiative.  As a result of the well work activities at both fields, lease operating expenses were higher during 2011, compared to 2010.”

Mr. Zúñiga continued, “Development of our Corvina proved undeveloped reserves is expected to start in the third quarter with the installation of the new CX-15 platform. This will mark the return to drilling in Block Z-1 and the beginning of a multi-year development drilling campaign.

“In the interim, the offshore 3-D seismic survey at Block Z-1 has been underway for a month.  These survey results are expected to help us better understand the geology at both fields, as well as better define other prospects on Block Z-1 for future exploration.

“Onshore, we are also laying the groundwork for additional exploration drilling.  We have completed seismic interpretation of new data at onshore Blocks XXII and XXIII.  The first onshore wildcat well was drilled at Pampa La Gallina in Block XIX during 2011, and while subsequently written off, it fulfilled the current exploration period commitment of the license contract, and also provided us with useful information.  A permit approval process is now underway to conduct 3-D seismic data acquisition at Block XIX to better define potential prospects.

“Our most important strategic initiative is the Block Z-1 partnering process which continues to progress as expected.  Once the partnering process on Block Z-1 is completed, we will launch a similar process to bring a partner to our onshore Blocks XIX and XXIII.

“The whole BPZ team remains focused on executing our 2012 key initiatives to strengthen the foundation of our Company and enhance shareholder value,” concluded Mr. Zúñiga.

Summary Results

For the fourth quarter ended December 31, 2011, the Company reported an operating loss of $27.9 million and a net loss of $31.7 million, or $0.27 on a per share basis, compared to an operating loss of $11.8 million and net loss of $10.1 million, or $0.09 per share, for the same period last year.

For the three month period ended December 31 2011, the $16.1 million increase in operating loss, compared to the same period in 2010, was the result of lower revenues from decreased net oil sales volumes, which more than offset increased oil sales prices, the impact of dry hole costs related to the Pampa La Gallina-1X (PLG-1X) well, higher lease operating expenses due to increased workover activity at Corvina, higher costs related to well recovery and artificial lift efforts at both the Corvina and Albacora fields and higher general and administrative costs. These items more than offset lower seismic and standby costs compared to the fourth quarter of 2010.

For the twelve months ended December 31, 2011, the Company reported an improved operating loss of $11.5 million and net loss of $33.8 million, or $0.29 per share, compared to an operating loss of $60.8 million and net loss of $59.8 million, or $0.52 per share, for the same period last year.  The $49.3 million reduction in operating loss for the year ended December 31 2011, compared to the same period in 2010, was the result of higher prices on crude oil sales received and increased marine service revenues, decreased dry hole costs, decreased other operating expenses, decreased standby costs, and decreased geological, geophysical and engineering expenses. These items were partially offset by higher workover expenses, higher lease operating expenses, higher general and administrative expenses, and higher depletion, depreciation, and amortization expenses.

Operating results in 2011 included $13.1 million of dry hole costs, compared to 2010 which included dry hole costs of $32.8 million and $12.9 million of charges reported as other expenses.  The other expenses in 2010 were comprised of $10.7 million of charges related to the planned onshore gas facility, pipeline and gas-to-power project, and $2.2 million associated with the partial abandonment of two platforms set in place by a previous operator of the block and never used by the Company.

Results for the fourth quarter and full year 2011 reflect dry hole costs of $13.1 million related to the onshore PLG-1X exploratory well in Block XIX.  After reviewing test results from the well, management decided to conduct no further drilling operations using the well.  Having fulfilled the current exploration period commitment of the license contract, the Company will retain the block for further exploration.

EBITDAX

Earnings before interest, income taxes, depreciation, depletion and amortization and exploration expense and certain non-cash charges (“EBITDAX”) was a negative $1.7 million and a positive $51.8 million for the three and twelve months ended December 31, 2011, respectively, compared to a positive $10.9 million and $38.8 million for the same periods last year, respectively.

Included in the release for reference are the Company’s Consolidated Statements of Operations and a reconciliation of EBITDAX (non-GAAP measure) to U.S. GAAP for the three and twelve months ended December 31, 2011 compared to the same periods last year.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Net revenue:
Oil revenue, net	$31,108	$36,945	$139,354	$110,075
Other revenue	778	389	4,386	389
Total net revenue	31,886	37,334	143,740	110,464

Operating and administrative expenses:
Lease operating expense	21,610	11,276	50,792	32,585
General and administrative expense	11,841	7,881	38,600	32,655
Geological, geophysical and engineering	1,025	12,091	9,315	19,107
Dry hole costs	13,082	719	13,082	32,778
Depreciation, depletion and amortization	11,133	9,562	38,944	33,755
Standby costs	1,079	7,487	4,529	7,487
Other expense	—	151	—	12,889

Total operating and administrative expenses	59,770	49,167	155,262	171,256

Operating loss	(27,884)	(11,833)	(11,522)	(60,792)

Other income (expense):
Income from investment in Ecuador property, net	53	129	412	740
Interest expense	(5,532)	(3,108)	(19,772)	(11,618)
Loss on derivatives	(2,045)	—	(2,046)	—
Interest income	187	101	453	272
Other income (expense)	734	(9)	1,083	19

Total other income (expense), net	(6,603)	(2,887)	(19,870)	(10,587)

Loss before income taxes	(34,487)	(14,720)	(31,392)	(71,379)

Income tax expense (benefit)	(2,756)	(4,644)	2,435	(11,608)

Net loss	$(31,731)	$(10,076)	$(33,827)	$(59,771)

Basic net loss per share	$(0.27)	$(0.09)	$(0.29)	$(0.52)
Diluted net loss per share	$(0.27)	$(0.09)	$(0.29)	$(0.52)

Basic weighted average common shares outstanding	115,484	115,059	115,367	114,919
Diluted weighted average common shares outstanding	115,484	115,059	115,367	114,919

Reserve Summary

As previously announced, the 2011 year-end total proved crude oil reserve estimate is 34.7 million barrels covering the Company’s Corvina and Albacora fields located in offshore Block Z-1 in Peru.  The reserves estimates were prepared by the Company’s independent reserve auditors Netherland Sewell & Associates, Inc. (NSAI).

Commodity price of $106.56 per barrel, used in calculating the economic quantities of reserves, was based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2011 through December 2011.  Please also see the Company’s SEC filing on Form 10-K for the year ended December 31, 2011 for additional information.

Net Proved Crude Oil Reserves and Future Net Cash Flows

As of December 31, 2011

Based on Average First Day-of-the-Month Fiscal-Year Prices

		Estimated
		Future Capital
	Actual	Expenditures
	(In MBbls)	(In thousands)
Proved Developed Producing (1)	4,468	$31,128
Proved Developed Not Producing	2,078	9,400
Proved Undeveloped	28,156	337,600
Total	34,702	$378,128
Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (in thousands)	$1,533,733

(1) Estimated future capital expenditures includes amount expected to be incurred in 2012 for the CX-15 platform that is expected to be placed in operation at the Corvina field.

Production and Revenue

Production

For the three months ended December 31, 2011, total production from the offshore Corvina and Albacora fields in Block Z-1 was approximately 303 thousand barrels of oil, or 3,300 barrels of oil per day (bopd), compared to 414 thousand barrels of oil, or 4,500 bopd for the same period in 2010.

Workover activity at Corvina and the intermittent production from the A-14XD well during the fourth quarter of 2011 affected volumes when compared to the same period in 2010.  The Company decided to expand the workover program at Corvina to include reinjection of gas into the gas cap to better manage the field’s reservoir performance.  Early results show marked improvement of the production declines at the field.

For the year ended December 31, 2011 total oil production was approximately 1.38 million barrels, or 3,770 bopd, compared to 1.53 million barrels, or 4,185 bopd for the same period in 2010.  The main reasons for the decrease in oil production for full year 2011 were lower production rates at Corvina and a negative impact to Albacora oil production due to technical and permitting issues, related mainly to the A-14XD well.

Revenue

Net oil revenues for the three months ended December 31, 2011, decreased by $5.8 million to $31.1 million from $36.9 million for the same period in 2010.  During the recent quarter, net oil sales volumes and realized pricing per barrel were 311 thousand barrels and $100.16 per barrel, compared to 471 thousand barrels and $78.39, respectively for the same quarter last year.  Higher net realized pricing of $21.77 per barrel was offset by lower net oil sales volumes of 160 thousand barrels resulting in 16% lower net oil revenues compared to the same quarter last year.

For the year ended December 31, 2011, net oil revenue increased by $29.3 million to $139.4 million from $110.1 million for the same period in 2010.  The increase in net oil revenue is due to an increase of $28.48, or 39.3%, in the average per barrel sales price received, partially offset by a decrease in the amount of oil sold of 138 thousand barrels.

In October 2010, another operator chartered two of the Company’s support vessels, the BPZ-02 and Don Fernando, for a one-year term.  For the years ended December 31, 2011 and 2010, the Company recognized approximately $4.4 million and $0.4 million, respectively, of other revenue associated with the chartering of those vessels.  In September 2011, the third party charter of the Don Fernando ended and the vessel then returned to work for the Company.

Expense Summary

Lease Operating Expense

For the fourth quarter ended December 31, 2011, lease operating expense (LOE) increased by $10.3 million to $21.6 million ($69.58 per Bbl), from $11.3 million ($23.92 per Bbl) for the same period in 2010.  The main reason for the increased LOE costs was $8.9 million related to the Corvina workover program.  In addition, $1.4 million was incurred at Albacora to successfully restore production from the A-14XD well.

For the year ended December 31, 2011, LOE increased by $18.2 million to $50.8 million ($36.82 per Bbl) from $32.6 million ($21.47 per Bbl) for the same period in 2010.  The expanded workover program at Corvina in the fourth quarter resulted in increased workover expenses by $10.0 million at Corvina in 2011.  Also contributing to the increase in LOE are increased repair and maintenance expenses of $3.9 million due to the dry-docking of the BPZ-01, equipment repairs and other general maintenance and repair activities.  In addition the Company incurred approximately $3.2 million of costs associated with well recovery and artificial lift activities and $1.1 million of increased salary expense as a result of increased personnel in field operations.

General and Administrative

For the three months ended December 31, 2011, general and administrative (G&A) expenses increased by $3.9 million to $11.8 million compared with $7.9 million for the same period in 2010.  Stock-based compensation expense, a subset of G&A expenses was $0.8 million for the recent quarter compared to $1.1 million for the same period in 2010.  G&A expenses, excluding stock based compensation, increased $4.3 million to $11.0 million from $6.7 million for the same period in 2010.

Contributing to the increase in G&A, excluding stock compensation, were increased salary and related benefits of $3.4 million, and an increase in our receivable reserve of $1.5 million.

For the twelve months ended December 31, 2011, G&A expenses increased to $38.6 million from $32.7 million for the same period in 2010.  Stock-based compensation expense decreased $1.8 million to $4.0 million for the full year 2011 compared with $5.8 million for the same period in 2010.  G&A expenses, excluding stock based compensation, increased by $7.7 million to $34.6 million compared with $26.9 million for the same period in 2010.

Contributing to the increase in G&A, excluding stock compensation, were increased salary and related benefits of $5.5 million, increased receivable reserve of $1.5 million, and increased other G&A expenses of $0.7 million.

Geological, Geophysical and Engineering

For the three months ended December 31, 2011, geological, geophysical and engineering expenses (GG&E) were $11.0 million lower compared to $12.1 million for the same period in 2010, due to seismic acquisition and other seismic expenses for Block XXII and XXIII in 2010.

For the year ended December 31, 2011, GG&E expenses decreased $9.8 million to $9.3 million compared to $19.1 million for the same period in 2010.  The reason for the decrease is due to decreased seismic data acquisition and processing expenses of $9.2 million related to Block XXII and Block XXIII in 2011, and decreased environmental, laboratory and consulting expenses of $0.6 million for 2011, compared to the same period in 2010.

Dry Hole Costs

Results for the fourth quarter and full year 2011 reflect dry hole costs of $13.1 million related to the onshore PLG-1X exploratory well in Block XIX.  In December 2011, after obtaining and reviewing the results of certain tests, management concluded the well had no further utility and the capitalized costs associated with the well were written off as dry hole costs.

For the year ended December 31, 2010, the Company wrote-off $17.9 million of exploratory dry hole costs related to the A-17D well in the Albacora field which, in September 2010, was determined to have no commercial quantities of hydrocarbons and was abandoned.  In addition, the Company wrote-off $14.9 million of suspended well costs for two previously drilled wells, the A-15D and A-16D, as those wells were intended to follow the same trajectory and reach the same location as the A-17D well but neither reached the target due to mechanical problems and both wells were abandoned.

Depreciation, Depletion and Amortization

For the three months ended December 31, 2011, depreciation, depletion and amortization (DD&A) expense increased to $11.1 million from $9.6 million for the same period in 2010.  For the twelve months ended December 31, 2011, DD&A expense increased to $38.9 million from $33.8 million for the same period in 2010.

The increase to depreciation expense for both the fourth quarter and year ended 2011 is due to increased production equipment and general equipment added toward the end of 2010.

Standby Costs

For the year ended December 31, 2011, standby costs were $4.5 million compared to $7.5 million for the same period in 2010.  These amounts include $3.9 million and $4.9 million, respectively, of standby rig costs for the year ended December 31, 2011 and 2010.  Additionally, $0.6 million and $2.6 million of standby costs were associated with marine operations for the year ended December 31, 2011 and 2010, respectively.

Other Operating Expense

There were no other operating expenses for the fourth quarter or year ended December 31, 2011.  This compares to year-end December 31, 2010 results which include $12.9 million of other expense charges the Company reported in third quarter of 2010.  These include $10.7 million of charges related to certain engineering, consulting, environmental and legal costs associated with the Company’s onshore gas facility, pipeline and gas-to-power project, as well as $2.2 million of charges related to the partial abandonment of two platforms set by a previous operator and that were never used by BPZ.

Other Income (Expense)

For the three months ended December 31, 2011, other net expense was $6.6 million compared to $2.9 million in the same period in 2010.  For the twelve months ended December 31, 2011, other expense was $19.9 million compared to $10.6 million for the same period in 2010.  The main component of the other income and expense category is net interest expense.

The higher other expense for the recent quarter and full year 2011, compared to the same periods in 2010, is mainly due to increased net interest expense and an unrealized loss on derivatives, both associated with two new debt facilities closed and funded during 2011.

Income Tax

For the three months ended December 31, 2011, the Company recognized income tax benefit of $2.8 million on a loss before income taxes of $34.5 million.  For the comparable 2010 period, the Company recognized an income tax benefit of $4.6 million on a loss before income tax of $14.7 million.

For the year ended December 31, 2011, the Company recognized income tax expense of $2.4 million on loss before income taxes of $31.4 million.  This compares to an income tax benefit of $11.6 million on a loss before income taxes of $71.4 million in 2010.  For full year 2011, income taxes increased due to higher income before taxes from oil operations in Peru and higher domestic expenses whose tax benefit is fully reserved by the Company.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At December 31, 2011, the Company had cash and cash equivalents of $58.2 million and a working capital surplus of $49.2 million.

Capital Expenditures

For the three months ended December 31, 2011, capital expenditures were $27.3 million, excluding $3.5 million of capitalized interest.  For the twelve months ended December 31, 2011, capital expenditures were $79.9 million, excluding $10.7 million of capitalized interest, with the remainder as follows:

•                  $25.4 million related to costs incurred in the design and fabrication of the new CX-15 platform and associated equipment; and

•                  $20.5 million for equipment and installation of the permanent production facilities in the Albacora and Corvina fields;

•                  $14.4 million for the development work at Albacora wells;

•                  $10.3 million on the Pampa la Gallina well in Block XIX;

•                  $9.3 million of capital expenditures on several other small projects.

Capital Resources

At December 31, 2011, the Company’s outstanding long-term debt consisted of 2015 Convertible Notes whose net amount of $146.8 million includes the $170.9 million of principal reduced by $24.1 million of the remaining unamortized discount, a $40.0 million secured debt facility, and a $75 million secured debt facility.  At December 31, 2011, the current portion of long term debt was $16.0 million.  The current and long term portion of the Company’s capital lease obligations, primarily related to the vessels used in marine operations was $0.8 million and $2.6 million, respectively.

Subsequent Events

In February 2012, the Company completed the installation of the reinjection equipment on the Albacora Platform.  In addition, permits were received to continue flaring during extended well testing while the final environmental permitting process is completed and commissioning of the reinjection equipment is finalized.

In February 2012, the Company obtained a third amendment to the $75.0 million credit Agreement with Credit Suisse that extends to April 16, 2012 the time for the Company to obtain commercial production at Albacora, which requires a final environmental permit.

Reconciliation of Non-GAAP Measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net loss	$(31,731)	$(10,076)	$(33,827)	$(59,771)
Interest expense	5,532	3,108	19,772	11,618
Income tax expense (benefit)	(2,756)	(4,644)	2,435	(11,608)
Depreciation, depletion and amortization expense	11,133	9,562	38,944	33,755
Geological, geophysical and engineering expense	1,025	12,091	9,315	19,107
Dry hole costs	13,082	719	13,082	32,778
Other expense	—	151	—	12,889
Loss on derivatives	2,045	—	2,046	—
EBITDAX (a)	$(1,670)	$10,911	$51,767	$38,768

(a)          Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Conference Call

The Company will hold a conference call and webcast to discuss fourth quarter and year-end 2011 financial and operational results on Friday, March 9, 2012, at 10:00 a.m. CST (11:00 a.m. EST).  The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com for more information or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457

International Dial-In:	(707) 287-9344

Conference Code:	55713832

A replay of the call will also be available at the Investor Relations section of the Company’s website later in the day.

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores de Lima, is an independent oil and gas exploration and production company with exclusive license contracts for exploration and production covering approximately 2.2 million acres in four properties in Peru.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company’s website at www.bpzenergy.com or more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” “estimated,” and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines (“MEM”), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements. The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

USA (281) 752-1240

pierre_dubois@bpzenergy.com